Exhibit 10.50

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (“Agreement”) is made and entered into as of June 28, 2019 (the “Effective Date”) by and between Abuse Deterrent Pharmaceuticals, LLC, with offices at 333 E. Main Street, Suite 220, Louisville, Kentucky 40202 (“AD Pharma”), and Acura Pharmaceuticals, Inc., with offices at 616 N. North Court, Palatine IL 60067 (“Acura”). AD Pharma and Acura each are referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Acura has developed LIMITx™ Technology intended to retard the release of drug from tablets when multiple tablets are ingested;

WHEREAS, AD Pharma and its Affiliates have substantial expertise in the distribution, sales and marketing of healthcare products;

WHEREAS, Acura wishes to grant to AD Pharma, and AD Pharma wishes to obtain, the rights to the LIMITx™ Technology to develop and commercialize the Product in the Territory (each as herein defined);

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article I
DEFINITIONS

1.1              “Acura Indemnitees” is defined in Section 5.3

1.2              “Affiliate” means any corporation or other entity, which directly or indirectly controls, is controlled by or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than Fifty Percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than Fifty Percent (50%) of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, a private equity or venture capital firm with an ownership interest in an entity shall not be an Affiliate by reason of such ownership and portfolio companies of a private equity firm or a venture capital firm shall not be Affiliates or a Party by virtue of the private equity firm or venture capital firm being Affiliates of a Party.

1.3              “[*****] Product” means an immediate release pharmaceutical product containing [*****] as its sole active ingredient and utilizing the LIMITX™ Technology in [*****] dosage strengths.

***** Portions of this information have been redacted pursuant to Reg S-K, items 601(b)(10)

1.4              “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any governmental authority, including any rules, regulations or other requirements of the Regulatory Authorities in the Territory, applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents.

1.5              “Bankrupt Party” is defined in Section 10.2.1.

1.6              “Claims” is defined in Section 5.2.

1.7              “Commercially Reasonable Efforts” means the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by a Party consistent with its normal business practices and in compliance with Applicable Law and the exercise of prudent scientific and business judgment, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such Party, with respect to a product or potential product at a similar stage in its development and with similar market potential or product life cycle taking into account efficacy, safety, commercial value, the competitiveness of alternative products of Third Parties that are in the marketplace, and the Patent Rights and other proprietary position of such product.

1.8              “Confidential Information” is defined in Section 4.1 below.

1.9              “Competing Product” means a prescription product that contains hydrocodone and acetaminophen in a solid, oral dosage form, other than the Product or Product Line Extension.

1.10          “Control” means, with respect to Intellectual Property Rights, ownership or the possession of the ability by license or otherwise to assign or grant a license or sublicense to or disclose such Intellectual Property Rights without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

1.11          “Effective Date” has the meaning set forth above.

1.12          “FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.13          “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.14          “Field” means prescription (“Rx”) products.

1.15          “GAAP” means generally accepted accounting principles in effect in the United States from time to time applied on a consistent basis.

1.16          “Gross Sales” means the U.S. Dollar value (with sales in foreign currency converted as per Section 3.7) of all consideration to which AD Pharma, its Affiliates and licensees is entitled for the sale of the Product and Product Line Extension. In the event AD Pharma sells the Product or Product Line Extension for less than fair market value, the fair market value of such Product or Product Line Extension (as if there had been a sale for fair market value to a Third Party) shall be included in Gross Sales.

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1.17          “Indemnified Party” is defined in Section 5.4(a)

1.18          “Indemnifying Party” is defined in Section 5.4(a).

1.19          “Intellectual Property Rights” means Know-How, registered trademarks, trademark applications, unregistered trademarks, trade dress, copyrights, and Patent Rights.

1.20          “Know-How” means information Controlled by Acura and related to retarding the release of active ingredients from pharmaceutical product when multiple dosages are ingested and encompassing manufacturing techniques, process, quality information, batch records (un-redacted master and executed), formulation composition and excipient specifications, formation development reports; batch summaries, and analytical methods and development/validation.

1.21          “LIMITx™ Regulatory Application Submission Timeline” is defined in Section 3.1.4.

1.22          “LIMITx™ Patent Rights” means the Patent Rights set forth on Exhibit A, that disclose or claim Acura’s LIMITx™ Technology and that are Controlled by Acura or its Affiliates during the Term, including issued patents resulting from such applications, and all divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, registrations, patents and applications to which priority is claimed, patent term extensions and renewals of the foregoing, including foreign counterparts thereof.

1.23          “LIMITx™ Technology” means the technology for retarding the release of active ingredients from pharmaceutical product when multiple dosages are ingested as reflected in the LIMITX™ Patent Rights and any related Know-How that is Controlled by Acura as of the Effective Date or at any time during the Term, including any technology retarding the release of active ingredients from pharmaceutical product when multiple dosages are ingested Controlled by Acura during the Term that would infringe the LIMITx™ Patent Rights if utilized by a third party.

1.24          “Losses” is defined in Section 5.2.

1.25          “AD Pharma Indemnitees” is defined in Section 5.2.

1.26          “Milestone Payments” is defined in Section 3.4.

1.27          “Net Sales” means the Gross Sales reduced by deductions, without duplication, for each of the following to the extent actually incurred, allowed or accrued, and without duplication (a) returns, (b) cash discounts, (c) coupons, (d) listing fees, (e) credits, (f) trade rebates, (g) shipping costs, (h) sales and excise taxes, other consumption taxes, and (i) other governmental charges. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, AD Pharma's standard accounting practices for selling AD Pharma's other products.

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1.28          “Nexafed® Agreement” is defined in Section 3.12.

1.29          “Paragraph IV Certification” means a certification under and pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the FD&C Act or pursuant to 21 U.S.C. Section 355(b)(2) (A)(iv) of the FD&C Act.

1.30          “Party” means AD Pharma and Acura individually or jointly as “Parties”.

1.31          “Patent Challenge” is defined in Section 9.4.

1.32          “Patent Rights” means patents and patent applications, and all divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, registrations, supplementary protection certificates, patents and applications to which priority is claimed, patent term extensions and renewals of the foregoing, including foreign counterparts thereof.

1.33          “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization.

1.34          “Product” means a pharmaceutical product containing the immediate-release combination of hydrocodone bitartrate and acetaminophen utilizing the LIMITX™ Technology in the 5/325mg, 7.5/325mg and 10/325mg dosage strengths.

1.35          “Product Line Extension” means any product containing the combination of hydrocodone bitartrate and acetaminophen utilizing the LIMITx™ Technology that contains dosage strengths other than those contained in the Product but excludes any additional active ingredients.

1.36          “Qualified Settlement Offer” is defined in Section 5.4(b).

1.37          “Regulatory Approval” means the license or final FDA, or equivalent foreign governmental authority, marketing approval necessary as a prerequisite for marketing a Product in a country in the Territory.

1.38          “Regulatory Approval Application” means shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for Regulatory Approval of the marketing, manufacture and sale (and pricing when applicable) of a Product in such country.

1.39          “Regulatory Authority” means the FDA in the U.S., and any health regulatory authority(ies) in any other country in the Territory that is a counterpart to the FDA and has responsibility for granting regulatory approval for the marketing, manufacture, and sale of a Product in such country, including, but not limited to, pricing and reimbursement approvals, and any successor(s) thereto, as well as any state or local health regulatory authorities having jurisdiction over any activities contemplated by the Parties.

1.40          “Regulatory Materials” is defined in Section 2.6.

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1.41          “Related LIMITX™ Technology Product” is defined in Section 7.7(a).

1.42          “Royalty Payment” is defined in Section 3.2.1.

1.43          “Royalty Report” is defined in Section 3.4.

1.44          “Royalty Term” shall be on a Product-by-Product, Product Line Extension by Product Line Extension, and country-by-country basis and, with respect to each country, will begin on the Effective Date and will expire on the later of the date that (i) the LIMITx™ Patent Rights in such country are not Valid; or (ii) is the scheduled expiration of the Royalty Term for the United States for a country in which there are not any LIMITx™ Patent Rights, provided that all Royalty Terms shall terminate upon termination of this Agreement pursuant to Section 9.2.

1.45          “Term” has the meaning set forth in Section 9.1.

1.46          “Territory” means the United States, its territories and possessions.

1.47          “Third Party” means any entity other than Acura and its Affiliates and AD Pharma and its Affiliates.

1.48          “Title 11” is defined in Section 10.2.1.

1.49          “Valid” means, with respect to a LIMITx™ Patent Rights in a particular country, such LIMITx™ Patent Rights have not (A) expired or been cancelled, (B) been declared invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (C) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (D) been abandoned or disclaimed either affirmatively or by operation of law.

Article II
LICENSE AND COMMERCIALIZATION

2.1              License.

2.1.1        Acura hereby grants AD Pharma an exclusive (even as to Acura), sub-licensable (subject to Section 2.10), royalty-bearing right and license under the LIMITx™ Technology to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and have commercialized the Product and Product Line Extensions in the Field in the Territory.

2.1.2        Acura hereby licenses to AD Pharma, on a non-exclusive basis the use of the mark LIMITx™ in the Field and Territory solely for the commercialization of the Product and Product Line Extension.

2.1.3        The licenses granted herein shall expire upon termination of this Agreement but shall survive expiration of this Agreement.

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2.1.4        If Acura decides to accept an unsolicited offer from a Third Party or determines it will solicit an agreement to license, in any European Union country, the United Kingdom, Japan, or Australia, any right(s) to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and/or have commercialized the Product and any Product Line Extension, Acura will immediately deliver notice to AD Pharma of such offer or determination to solicit. Such notice shall be in writing and specify the action Acura has decided to pursue including any offeror(s), if applicable, and the terms and conditions of any license being considered by Acura (the “Foreign License Notice”). The Foreign License Notice must be delivered to AD Pharma prior to Acura considering the execution of any document (including without limitation agreements, Memoranda of Understanding or Letters of Intent) related to the subject matter of the Foreign License Notice. Acura’s acceptance of such unsolicited offer or implementation of its determination to solicit shall be subject to the following conditions:

(a)	AD Pharma shall have forty-five (45) days from receipt of the Foreign License Notice in which to notify Acura that it elects to exercise any of the following rights, for which any period of negotiation shall be for ninety (90) days following AD Pharma’s delivery of a Request Following Unsolicited Offer or Request Following Determination to Solicit, as defined in this Section:

(i) if the action specified in the Foreign License Notice involves receipt of an unsolicited offer from a Third Party for an exclusive license involving the Product or any Product Line Extension, AD Pharma shall have the right to accept a license upon the same terms and conditions as set forth in the unsolicited offer described in the Foreign License Notice, and its acceptance shall be made in writing;

(ii) if the action specified in the Foreign License Notice involves receipt of an unsolicited offer from a Third Party for a non-exclusive license involving the Product or any Product Line Extension, AD Pharma shall have the right either to accept a license upon the same terms and conditions as set forth in the unsolicited offer described in the Foreign License Notice, or to request Acura to negotiate in good faith and on an exclusive basis to agree upon terms and conditions for an exclusive license (the “Request Following Unsolicited Offer”) granting AD Pharma the exclusive right to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and have commercialized the Product and any Product Line Extension in the same countries as set forth in such unsolicited offer described in the Foreign License Notice, and AD Pharma’s acceptance of license or Request Following Unsolicited Offer hereunder (as the case may be) shall be made in writing;

(iii) if the action specified in the Foreign License Notice involves a determination that Acura will solicit an agreement granting a license involving the Product or any Product Line Extension in any European Union country, the United Kingdom, Japan, or Australia, AD Pharma shall have the right to negotiate with Acura in good faith and on an exclusive basis to agree upon terms and conditions for an exclusive or non-exclusive license in the same country or countries (the “Request Following Determination to Solicit”), and the Request Following Determination to Solicit shall be made in writing.

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(b)	After ninety (90) days from delivery of a Request Following Unsolicited Offer or Request Following Determination to Solicit, if the Parties have not executed a definitive agreement (in the form of either an amendment to this Agreement or a new agreement) then Acura shall not enter into an agreement with a Third Party to license, in any European Union country, the United Kingdom, Japan, or Australia, any right(s) to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and/or have commercialized the Product and any Product Line Extension on terms (when taken as a whole) that are less favorable to Acura than the terms of the last proposal rejected by either of the Parties without first providing to AD Pharma a written copy of such terms, and AD Pharma shall have forty-five (45) days to accept a license upon the same terms and conditions.

2.2              No Other Rights and Retained Rights.

This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patent Rights, Confidential Information, Know-How or other Intellectual Property Rights (including but not limited to trade secrets, formulations, manufacturing processes, data) that was owned by a Party prior to signing the Agreement except as expressly set forth in this Article II. Each Party hereby expressly retains and reserves all rights and interests with respect to patents, Confidential Information, technology or other Intellectual Property Rights not expressly granted to the other Party hereunder.

2.3              AD Pharma to use CRE. AD Pharma shall use Commercially Reasonable Efforts to market and sell the Product in the Territory upon Regulatory Approval and introduce the Product into interstate commerce within 180 days of such Regulatory Approval. AD Pharma shall use Commercially Reasonable Efforts to file with the FDA the Regulatory Approval Application for the Product and to gain Regulatory Approval for such Product.

AD Pharma shall use Commercially Reasonable Efforts to develop, obtain any necessary Regulatory Approval and commercialize a Product Line Extension in the Territory, provided such decision to advance Product Line Extension(s) shall be the sole responsibility of AD Pharma. AD Pharma shall comply with all Applicable Laws in the development, commercialization (including, without limitation, packaging, sale, distribution, advertising, disposition and marketing of the Product and Product Line Extension, and product packaging) and AD Pharma shall use all legends, notices, and markings as required by Applicable Law.

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Acura to use CRE. Acura shall use Commercially Reasonable Efforts to develop the Product in the United States, provided however, that any obligation of Acura to develop the [*****] Product will be subject to a separate development agreement to be negotiated between the Parties. Acura shall comply with all Applicable Laws in the development of the Product.

2.4              AD Pharma Responsibility for All Commercialization Costs and Expenses. During the Term, AD Pharma shall have the sole obligation and responsibility, and at its sole cost and expense, for all aspects of manufacturing and commercializing, including without limitation, scale up and validation of the production process, testing packaging and labelling the Product and Product Line Extension, and any costs associated with storage, release and Third Party logistics. As part of such responsibilities, AD Pharma shall have the sole responsibility to obtain or to coordinate with and provide to its contract manufacturer such information and materials as shall be reasonably necessary to obtain sufficient quota for active pharmaceutical ingredients from the Drug Enforcement Administration, and similar foreign agencies.

2.5              AD Pharma Responsible for Product Development Costs and Expenses. During the Term, AD Pharma shall pay for or reimburse Acura to the extent Acura pay’s for all out-of-pocket Product development expenses (excluding any Product Line Extension). The Parties shall be responsible for maintaining and paying for their own internal staff and infrastructure related to Product development.

2.6              Regulatory Approvals and Fees.

2.6.1        AD Pharma shall be the sole owner of the Product Regulatory Application and Regulatory Approval thereof, registration materials, clinical documentation, and any and all country specific dossiers for the Product and Product Line Extension in the Territory (the “Regulatory Materials”). AD Pharma shall be responsible for maintaining the Product and Product Line Extension Regulatory Approvals, and pay any and all fees and expenses in connection therewith including, without limitation, any filing fees, establishment fees, annual product fees, active pharmaceutical supplier fees, post-approval studies and any fees associated with the amendment of a Regulatory Approval, any costs and expenses associated with regulatory changes requested by a Regulatory Authority relating to a Product, Product Line Extension, or Regulatory Approvals, subject to Section 2.7.2. Notwithstanding the foregoing, AD Pharma may, in its sole discretion, transfer, sell or convey the Regulatory Materials, in whole or in part, to a third-party provided that: (a) such third-party agrees to be bound by the terms of this Agreement governing the Regulatory Materials, (b) AD Pharma remains fully responsible for the compliance by such third party with the terms and conditions of this Agreement, including without limitation the non-compete provisions of Section 2.9, (c) any and all rights to the Regulatory Materials retained by AD Pharma are fully assignable to Acura in the event of termination or expiration of this Agreement.

2.7              Coordination of Efforts. Acura and AD Pharma will form a joint steering committee to coordinate the strategies, activities, timelines and budgets for the development and commercialization of the Product and Product Line Extension, if any. In the course of such meetings, each Party shall have one vote on any matter before the committee, except, however, the Party responsible for any budgetary item as determined by this Agreement shall have sole decision making authority with regard to that budget and the underlying activities. In the event said committee is unable to decide any matter, the matter will promptly be referred to dispute resolution in Section 10.1.

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2.8              Right of Reference.

2.8.1        Acura grants AD Pharma a right of reference to preclinical and clinical data and reports, and any adverse event reports regarding the Products and all other necessary data, reports and information, in each case Controlled by Acura for the purpose of obtaining, and/or maintaining Regulatory Approval of, or commercializing or manufacturing a Product or Product Line Extension, without any additional compensation.

2.8.2        AD Pharma grants Acura a perpetual right of reference to preclinical and clinical data and reports, any adverse event reports regarding the Product and Product Line Extension and such other data, reports and information, in each case Controlled by AD Pharma for the purpose of obtaining and/or maintaining Regulatory Approval of products utilizing the LIMITx™ Technology without any additional compensation.

2.9              Non-Compete. AD Pharma, its Affiliates, and sublicensees will not develop, file a Regulatory Approval Application or seek Regulatory Approval of or launch, market or sell or assist a Third Party in the development of, launch, market or sale of a Competing Product in the Territory during the Royalty Term.

2.10          Sublicenses. AD Pharma may grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1, to its Affiliates and to Third Parties. Each agreement in which AD Pharma grants a sublicense under Section 2.1 shall be consistent with the relevant terms and conditions of this Agreement. AD Pharma shall provide notice to Acura of the proposed sublicense prior to execution thereof which notice shall state the subject of the sublicense (including the portion of the Territory and products being sublicensed) and AD Pharma shall provide Acura a copy of such sublicense, with suitable redaction of confidential information contained therein, within thirty (30) days after execution thereof. AD Pharma shall be and remain fully responsible for the compliance by sublicensees with the terms and conditions of this Agreement, including without limitation and non-compete provisions of Section 2.9.

2.11          Technology Transfer. LIMITx™ Technology. Acura shall provide AD Pharma with a technology transfer which shall consist of the manufacturing Know-How encompassed in the LIMITx™ Technology relating to the Product. Such transfer shall be at least as comprehensive as any technology transfer actually provided by Acura to any Third Party related to the manufacture of the Product. Acura hereby authorizes any Third Party with whom it has contracted for the manufacture of the Product at any scale to release to AD Pharma any and all information disclosed by Acura to the Third Party, and such authorization applies regardless of any designations (e.g., Confidential, Proprietary, Trade Secret, and the like) placed upon such disclosed information.

2.12          Complaints; Recalls. Each of AD Pharma and Acura shall inform the other Party as promptly as practicable of any Product and Product Line Extension complaints. All communications relating to the performance or condition of the Product or Product Line Extension, and all communications relating to adverse experiences in association with, but not necessarily due to, the Product or Product Line Extension which are received by Acura or AD Pharma shall be forwarded to the other Party. In the event of any recall of or field notification after the Effective Date with respect to any Product or Product Line Extension, each of AD Pharma and Acura shall make available to the other Party during normal business hours and upon reasonable advance notice such records and other information as reasonably requested by such other Party in connection with any recall. AD Pharma shall be solely responsible at its cost and expense for any recalls or withdrawals of Product or Product Line Extension sold by it. AD Pharma shall be responsible for all required regulatory activities in the Territory.

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2.13          Trademarks; Logos.

2.13.1    AD Pharma shall assume full responsibility, at its sole cost and expense for prosecuting or litigating any infringement of the LIMITx™ trademark and shall be entitled to retain all recoveries in connection therewith except it shall remit to Acura 15% of such recoveries after deduction from such recoveries of fees and expenses in enforcing such trademark rights.

2.13.2    AD Pharma hereby acknowledges the exclusive ownership by Acura of the LIMITx trademark furnished by Acura for use in connection with the Product and Product Line Extension. AD Pharma shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to the LIMITx trademark or in and to any name, logo or trademark confusingly similar thereto. Acura will use Commercially Reasonable Efforts to obtain formal registration of the LIMITx trademark in the United States in advance of the commercial use of such trademark by AD Pharma.

2.13.3    Acura shall have the right to exercise quality control over AD Pharma's use of the LIMITx trademark to a degree reasonably necessary to maintain the validity of the trademark and to protect the goodwill associated therewith.

2.13.4    AD Pharma shall, in its packaging, sale, marketing, advertising, disposition and distribution of any Product, Product Line Extension and product packaging adhere to a level of quality regarding the maintenance of the validity of the LIMITx trademark and the protection of the goodwill associated therewith consistent with the reasonable standards of quality otherwise set by Acura.

Article III
PAYMENTS AND ROYALTIES

3.1              Pre-FDA Application Payments by AD Pharma.

3.1.1        In an aggregate amount not to exceed Six Million Three Hundred Thousand Dollars ($6,300,000)(the “Maximum Pre-Regulatory Application Submission Payment”), each month AD Pharma shall pay Acura Three Hundred Fifty Thousand Dollars ($350,000) in non-refundable, non-creditable payments to Acura in immediately available funds, with such payments to begin within Five (5) days of the Effective Date, and continuing on the monthly anniversary of the Effective Date until the earlier of eighteen (18) such monthly payments have occurred or the Maximum Pre-Regulatory Application Submission Payment is reached (as the timing of the latter, but not the amount, may be adjusted in accordance with Section 3.1.2).

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3.1.2        If Acura succeeds in gaining filing acceptance by the FDA of a Regulatory Approval Application for the Product before the Maximum Pre-Regulatory Application Submission Payment is reached based on monthly payments of Three Hundred Fifty Thousand Dollars under Section 3.1.1, then AD Pharma shall cease making such monthly payments; provided, however that AD Pharma shall in this case make a one-time payment to Acura within thirty (30) days of such filing acceptance by the FDA, with such one-time payment calculated by subtracting the sum of all such monthly payments actually made from the Maximum Pre-Regulatory Application Submission Payment.

3.1.3        If Acura fails to gain filing acceptance by the FDA of a Regulatory Approval Application for the Product before the end of the LIMITx™ Regulatory Application Submission Timeline, as defined in Section 3.1.4, then AD Pharma (i) is not obligated to continue such monthly payments thereafter, and (ii) may terminate this Agreement for breach by providing written notice specifying the breach as the failure by Acura to gain filing acceptance by the FDA of a Regulatory Approval Application for the Product within the LIMITx™ Regulatory Application Submission Timeline, provided that for such termination under this (ii) to be effective, it must occur before FDA has accepted the Regulatory Approval Application for the Product. In the event this Agreement terminates for Acura’s failure to gain filing acceptance by the FDA of a Regulatory Approval Application for the Product within the LIMITx™ Regulatory Application Submission Timeline:

(a)	The provision in Section 9.2 allowing a period of time (i.e., thirty (30) days) to remedy the breach shall not apply; and

(b)	Notwithstanding any other provision(s) herein, Acura’s ownership of the LIMITx™ Patent Rights shall transfer automatically to AD Pharma without payment of any further consideration. Contingent upon termination of this Agreement under Section 3.1.3, Acura hereby assigns and transfers its entire right, title and interest in the LIMITx™ Patent Rights to AD Pharma, and Acura agrees to execute or procure any further necessary assurance of the title to said LIMITx™ Patent Rights at any time, upon request and at the expense of AD Pharma, including but not limited to the delivery of any testimony in any legal proceedings and the execution of all papers that may be necessary or desirable to perfect the title to said LIMITx™ Patent Rights in the name of AD Pharma, or such other party as AD Pharma designates.

3.1.4        If at any time in AD Pharma’s sole discretion, Acura fails to adhere to the LIMITx™ Regulatory Application Submission Timeline then AD Pharma may terminate this Agreement under either or both of Section 9.2 for breach, or Section 9.3 for convenience. The “LIMITx™ Regulatory Application Submission Timeline” means the completion by Acura of all activities set forth in Schedule 1, on or before the deadline identified for each activity. For the avoidance of doubt, a missed deadline for any one or more of the deadlines set forth in Schedule 1 shall constitute a failure to adhere to the LIMITx™ Regulatory Application Submission Timeline. Also, based on the frequency of monthly payments by AD Pharma set forth in Section 3.1.1, and unless adjustment is made under Section 3.1.2, the LIMITx™ Regulatory Application Submission Timeline can last no longer than the last day of the calendar month that occurs seventeen (17) months after the Effective Date.

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3.2              Consents of AD Pharma.

3.2.1        Any transfer by Acura of the LIMITx™ Patent Rights to a Third Party for indications outside the scope of the Product and Product Line Extension (including without limitation a license, assignment, security interest, or otherwise) shall be subject to AD Pharma’s written consent, which shall not be unreasonably withheld or delayed. AD Pharma acknowledges that any such transfer of rights under this Section to which it has consented shall survive any transfer of the LIMITx™ Patent Rights under Section 3.1.3(b).

3.2.2        At any time prior to FDA acceptance of the Regulatory Approval Application for the Product, in the event Acura has a bona fide offer for financing for Acura, AD Pharma consents that it will negotiate in good faith any amendments to this Agreement required by such third-party financer, provided that AD Pharma will be under no obligation to enter into such amendments.

3.3              Royalties. The following payments shall be payable by AD Pharma to Acura for sales made during each calendar quarter and payment will be remitted within forty-five (45) days after the end of the quarter to which it relates.

3.3.1        Royalty Payment. For each Product and Product Line Extension in the Territory during the Royalty Term for a country in the Territory, AD Pharma shall pay to Acura a royalty of [*****] Percent ([*****]% [*****]) on all Net Sales in the Territory on the first $[*****] ([*****]) US Dollars in Net Sales in a calendar year and [*****] Percent ([*****]%) on Net Sales in excess of [*****]US Dollars. Such royalty shall be payable for sales made during each calendar quarter, and while the Royalty Term for the United States is in effect, be no less than [*****] Dollars ($[*****]) for each such calendar quarter (which shall accrue on a daily basis during a quarter), and payment will be remitted within forty-five (45) days after the end of the quarter to which it relates. The royalty payment under this Section 3.2.1 is referred to as the “Royalty Payment.” Notwithstanding the foregoing, should the FDA approved label for the Product not include a description of the pharmacokinetic profile, clinical results or benefits, or other marketable feature of the LIMITx Technology, then the minimum royalty payment in each quarter shall be [*****] dollars ($[*****]) until such information is included in the label.

3.4              Sales Milestone Payments. AD Pharma shall make the following one-time, non-refundable, non-creditable payments within forty-five (45) days after the end of the year to Acura based on the attainment of the Net Sales in such calendar year for all Products and Product Line Extensions in the Territory (the “Milestone Payments”):

3.4.1        AD Pharma shall pay Acura [*****]dollars ($[*****]) the first time aggregate Net Sales in a given calendar year exceeds [*****] dollars ($[*****]); and

***** Portions of this information have been redacted pursuant to Reg S-K, items 601(b)(10)

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3.4.2        AD Pharma shall pay Acura [*****] dollars ($[*****]) the first time aggregate Net Sales in a given calendar year exceeds [*****]dollars ($[*****]).

3.5              Royalty Reports. AD Pharma shall prepare in respect of each calendar quarter a report (“Royalty Report”) that shows for that calendar quarter the Net Sales of Product and Product Line Extension by country and detailing the calculation of Gross Sales and deductions from Gross Sales in arriving at Net Sales. AD Pharma shall submit such statement to Acura within forty-five (45) days of the end of the calendar quarter to which it relates, together with its remittance for Royalty Payments in respect of that quarter. The Royalty Report shall be in the form of Exhibit B.

3.6              Records. During the Term and for two (2) years thereafter, each Party shall keep all usual and proper records and books of account and all usual and proper entries relating to the Product and Product Line Extension. AD Pharma shall maintain (electronically or otherwise) such records and books of account containing all necessary data for the calculation of Royalty Payments due under this Agreement.

3.7              Audits. AD Pharma and its Affiliates and Sublicensees shall maintain complete and accurate records in reasonably sufficient detail to permit Acura to confirm the accuracy of the calculation of royalty payments. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by Acura and reasonably acceptable to AD Pharma, for the sole purpose of verifying the accuracy of the financial reports furnished by AD Pharma pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with AD Pharma and shall not disclose AD Pharma's Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by AD Pharma or the amount of payments due from AD Pharma to Acura under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within forty-five (45) days from the accountant's report. Acura shall bear the full cost of such audit unless such audit discloses an underpayment to Acura of more than $10,000, in which case AD Pharma shall bear the full cost of such audit. Amounts shall be deemed due on the original due date (e.g., when Royalty Payment was originally due) and interest shall be applied as set forth in Section 3.10.

3.8              Pricing. AD Pharma shall have sole discretion to determine the price, terms and conditions of sales of the Product and Product Line Extension to AD Pharma's customers. AD Pharma shall not price the Product and Product Line Extension in any country for any transaction as part of a bundle that provides greater discounts for the Product and Product Line Extension as compared to any other product in the bundle or otherwise disadvantage the selling price of the Product and Product Line Extension in favor of its products. AD Pharma will not allow any Product or Product Line Extension to serve as a loss leader to induce the sale of other products.

3.9              Currency. All payments required under this Agreement shall be made in U.S. dollars, regardless of the country(ies) in which sales are made or expenses are incurred, via wire transfer of immediately available funds to an account designated in writing by Acura. Whenever, for the purpose of calculating any sums due under this Agreement, conversion from any foreign currency shall be required, such conversion shall be made as follows: the amounts shall be converted into United States dollars using the average rate of exchange for such currencies for the relevant period, such exchange rate shall be the exchange rate taken from The Wall Street Journal as published on the last day of the relevant period for which payments are due, or such other publication as may be agreed between the Parties from time to time.

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3.10          Late Payments. All amounts payable under this Agreement and not paid within thirty (30) days of when due in accordance with the provisions hereof shall bear interest from the due date until paid at the rate equal to the lower of (i) three percent (3%) over the prime rate of interest reported in the East Coast Addition of The Wall Street Journal for the date such amount was due, per annum and (ii) the maximum rate allowed by law. Unless otherwise stated all dollar amounts in this Agreement are in United States dollars.

3.11          Taxes.

3.11.1    In the event that a Party is mandated under the laws of a country to withhold any tax to the tax or revenue authorities in such country in connection with any payment to the other Party, such amount shall be deducted from the payment to be made by such withholding Party, provided, however, that the withholding Party shall take reasonable and lawful actions, at the other Party’s sole cost, to avoid and minimize such withholding and promptly notify the other Party so that the other Party may take lawful actions to avoid and minimize such withholding. The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by such other Party for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

3.12          Option under Nexafed® Agreement. The Nexafed® Agreement means that certain License, Commercialization and Option Agreement entered into as of March 16, 2017, by and between Acura and MainPointe Pharmaceuticals, LLC (“MainPointe”). Acura authorizes MainPointe to assign to AD Pharma the option and the right to add, as an Option Product to the Nexafed® Agreement, a Nexafed® 12-hour dosage (an extended-release pseudoephedrine hydrochloride product utilizing the IMPEDE® Technology in 120mg dosage strength); provided, however, that for valuable consideration from AD Pharma to Acura, the receipt of which is fully acknowledged by Acura, AD Pharma and Acura agree that the payment requirements of Section 2.3.1 of the Nexafed® Agreement are waived if exercised within a period of five (5) years from the Effective Date of this Agreement with respect to such Option Product, and AD Pharma shall not be obligated to remit to Acura any payment in order to exercise the option to add Nexafed® 12-hour dosage as an Option Product under the Nexafed® Agreement. Upon execution of the aforementioned option for Nexafed 12-hour dosage, Acura agrees to negotiate in good faith a development Agreement as may be requested by AD Pharma.

3.13          Option for license to [*****] Product. If, within Five (5) Years of the Effective Date, AD Pharma provides written notice to Acura of its desire to add the [*****] Product as an additional licensed product under this Agreement, Acura shall then be obligated to negotiate exclusively with AD Pharma for the grant of a license, which shall be (unless mutually agreed by the Parties) an exclusive (even as to Acura, unless already licensed to a Third Party under Section 3.13.2), sub-licensable (subject to Section 2.10), royalty-bearing right and license under the LIMITx™ Technology to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and have commercialized the [*****] Product in the Field in the Territory.

***** Portions of this information have been redacted pursuant to Reg S-K, items 601(b)(10)

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Article IV
CONFIDENTIALITY AND LIMITATIONS ON USE

4.1              Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter (and indefinitely for trade secrets) it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. “Confidential Information” means information that the disclosing Party considers confidential and discloses to the receiving Party for the purpose of this Agreement. Confidential Information must be marked or otherwise identified as confidential or proprietary or, under the circumstances surrounding the disclosure, ought in good faith to be treated as confidential or proprietary. Confidential Information may be conveyed in written, graphical, physical or oral form. Confidential Information may include, without limitation, information concerning the study, discovery, design, research, development, manufacture, formulation, extraction, compounding, mixing, processing, testing, control, preservation, storage, finishing, packing, packaging, use, administration, distribution, sale, reimbursement and/or marketing of pharmaceutical products or compounds and potential products or compounds, data from and methodology of pre-clinical and clinical studies, the contents of any submissions to the U.S. Food and Drug Administration (together with any successor agency), marketing plans or computer hardware and software systems and designs and plans for same. Confidential Information may include confidential or proprietary information of a third party that is in the possession of a disclosing Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)	was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

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(d)	was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)	was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

4.2              Authorized Disclosure. Notwithstanding the obligations set forth in Section 4.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)	such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or Sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; or

(b)	such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by the U.S. Securities and Exchange Commission, applicable security exchanges, court order, administrative subpoena or order; provided that the Party subject to such Applicable Laws shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

4.3              Publicity

(a)	The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 4.3 or Section 4.2. In addition, a Party may disclose such terms to the extent reasonably necessary to be disclosed to any bona fide potential or actual investor, lender, acquiror, or merger partner for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and ensure that each such disclosee is contractually obligated to treat such Confidential Information as confidential on terms at least as restrictive as those contained in this Article IV.

(b)	The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit C, which shall be issued at a mutually agreed time after the Effective Date.

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(c)	After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review.

(d)	The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other governmental authorities. Each Party may make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

Article V
LIABILITY AND INDEMNIFICATION

5.1              Maximum Liability. Other than a Party’s indemnification obligations, breach of the confidentiality provisions and non-compete provisions of Section 2.9, each Party’s maximum liability to the other Party for any claim arising from this Agreement for any reason whatsoever (excluding monetary consideration for this Agreement, such as Royalty Payments, Milestone Payments and out-of-pocket costs and expenses) will not exceed the Royalty Payments and Milestone Payments made by AD Pharma to Acura during the twelve (12) month period preceding the date upon which the applicable claim arose .

5.2              Indemnification by Acura. Acura shall defend, indemnify, and hold AD Pharma and its Affiliates and their respective officers, directors and employees (the “AD Pharma Indemnitees”) harmless from and against any and all damages, losses, liabilities costs or expenses (including reasonable attorneys’ fees) (“Losses”) incurred or sustained by such AD Pharma Indemnitees resulting from any claims, suits, proceedings or causes of action brought by a Third Party (collectively, “Claims”) against such AD Pharma Indemnitee to the extent arising from or based on or arising from (a) Acura’s development of the Product limited to exposure to the Product prior to Regulatory Approval (b) Acura’s breach of any of its obligations under this Agreement; (c) the gross negligence or intentional misconduct of Acura; or (d) Acura’s breach of any representation or warranty made or given in this Agreement, in each case except for any Claim which arises from or is based on any activity set forth in Section 5.3 for which AD Pharma is obligated to indemnify the Acura Indemnitees under Section 5.3.

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5.3              Indemnification by AD Pharma. AD Pharma shall defend, indemnify, and hold Acura and its Affiliates and their respective officers, directors and employees (the “Acura Indemnitees”) harmless from and against any and all Losses incurred or sustained by such Acura Indemnitees resulting from any Claims against such Acura Indemnitee brought by a Third Party to the extent arising from or based on or arising from (a) AD Pharma's breach of any of its obligations under this Agreement; (b) any claims arising out of the manufacturing or commercialization of Products or Product Line Extensions; (c) the development of any Product Line Extension; (d) the gross negligence or intentional misconduct of AD Pharma; (e) AD Pharma's breach of any representation or warranty made or given by AD Pharma in this Agreement; (f) as provided in Article VIII; or (g) any actual or alleged infringement of any Third Party copyright, trademark or trade dress rights arising from materials, labeling, marketing or advertising of the Product or Product Line Extension, in each case except to the extent any Claim arises from or is based on any activity set forth in Section 5.2 for which Acura is obligated to indemnify the AD Pharma Indemnitees under Section 5.2.

5.4              Indemnification Procedures.

(a)	The Party claiming indemnity under this Article V (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of receipt of written notice of the Claim, to assume the defense of any Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party’s right to assume the defense of any Claim shall be subject to the Indemnifying Party acknowledging in writing to the Indemnified Party that the Indemnifying Party is liable under this Article V to provide indemnification. In the event that the Indemnifying Party assumes the defense of any Claim, subject to Section 5.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any such Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 5.4(b), pay, compromise, defend such Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Claim. Acura and AD Pharma shall cooperate with each other in all reasonable respects in connection with the defense of any Claim for which indemnification is sought under this Article V, including making available (subject to the provisions of Article IV) records relating to such Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Claim.

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(b)	The Indemnifying Party shall not enter into settlement of any Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 5.4(b). If a firm offer is made to settle a Claim without leading to liability or the creation of a financial or other non-financial obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Claim (a “Qualified Settlement Offer”) and the Indemnifying Party desires to accept and agree to such Qualified Settlement Offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such Qualified Settlement Offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Claim and in such event, the maximum liability of the Indemnifying Party as to such Claim shall not exceed the amount of such settlement Qualified Settlement Offer. If the Indemnified Party fails to consent to such Qualified Settlement Offer and also fails to assume defense of such Claim, the Indemnifying Party may settle the Claim upon the terms set forth in such Qualified Settlement Offer to settle such Claim. If the Indemnified Party has assumed the defense pursuant to Section 5.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	The procedures set forth in Article VII shall supersede the provisions of this Section 5.4, with respect to matters addressed therein.

5.5              Consequential Damages. Except for breaches of the confidentiality provisions, and breach of the non-compete provision of Section 2.9, under no circumstances whatsoever will either Party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

Article VI
NOTICES

6.1              Notices. Any notice or request to be given or furnished under this Agreement by any Party to the other shall be in writing and shall be delivered personally or registered or certified mail, postage prepaid, or by overnight delivery service to the following:

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TO ACURA:	Acura Pharmaceuticals, Inc.
616 N. North Court
Palatine, IL 60067
Attn: Robert B. Jones
Telephone No. 847-705-7709

Copy To:	S. Jason Teele
Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, NJ 07102
Telephone No. 973-643-4779

TO AD Pharma:	Abuse Deterrent Pharmaceuticals, LLC
333 E. Main Street, Suite220
Louisville, KY 40202
Attn: John L. Schutte
Telephone No. [*****]

Copy To:	Frost Brown Todd Attorneys, LLC
400 West Market St., 3200
Louisville, KY 40202
Attn: William G. Strench
Telephone No. 502-589-5400

6.2              Receipt of Notice. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier services or sent by telecopy, or on the date five (5) business days after dispatch by certified or registered mail (postage prepaid) if mailed, in each case delivered, sent or mailed (properly addressed) to such Party as provided in this Article VI, or in accordance with the latest unrevoked direction from such Party given in accordance with this Article VI.

Article VII
PATENT PROSECUTION, INFRINGEMENT

7.1              Ownership of Intellectual Property Rights. Acura shall own all Intellectual Property Rights (including all Know-How and Patent Rights) in the LIMITx™ Technology, provided that if AD Pharma makes any improvements to the LIMITx™ Technology, then AD Pharma shall own such improvements provided that it shall inform Acura of such improvements, and hereby grants Acura a royalty-free, perpetual, sublicensable, non-exclusive license to such improvements to develop, manufacture and commercialize products other than the Products. AD Pharma owns all trademarks and goodwill associated with the marketing and commercialization of the Product and Product Line Extension in the Territory, with the exception of any mark incorporating Acura’s corporate name, LIMITx™, or any mark incorporating LIMITx™, which shall be owned by Acura.

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7.2              Patent Prosecution and Maintenance. Acura is responsible for the prosecution and maintenance of the LIMITx™ Patent Rights in its sole discretion and at its own cost and expense. Acura shall provide AD Pharma a reasonable opportunity to review and comment on such prosecution and maintenance efforts regarding LIMITx™ Patent Rights in the Territory that may claim the Product or Product Line Extension, or the making or the use thereof. Acura shall provide AD Pharma with a copy of material communications from any patent authority in the Territory regarding such LIMITx™ Patent Rights within a reasonable time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for AD Pharma's review and comment. Acura shall reasonably consider such comments by AD Pharma in connection with the prosecution and maintenance of the LIMITx™ Patent Rights. If Acura decides to cease the prosecution or maintenance of any LIMITx™ Patent Rights that claim a Product or Product Line Extension after it has commenced prosecution of such LIMITx™ Patent Rights in the Territory, Acura shall notify AD Pharma in writing so that AD Pharma may, at its discretion, assume the responsibility for the prosecution or maintenance of such LIMITx™ Patent Rights in the Territory, provided Acura shall own all such resulting patents.

7.3              Infringement of LIMITx™ Patent Rights. Each of AD Pharma and Acura will notify the other Party within five (5) days upon learning of any possible infringement by a Third Party of the LIMITx™ Patent Rights, which infringement may reasonably be expected to affect the commercialization of the Product or Product Line Extension. AD Pharma has the exclusive right (after consultation with Acura), but not the obligation, at AD Pharma's own cost, to take all steps, including legal action, it deems necessary or advisable to eliminate or minimize the effect on the development, manufacture and commercialization of the Product or Product Line Extension of such possible infringement. Acura agrees to cooperate, upon reasonable request of AD Pharma and at AD Pharma's cost, in such steps or legal proceeding. All proceeds realized upon any judgement or settlement in AD Pharma's favor regarding such steps or legal action, net of direct out-of-pocket expenses of the Parties relating thereto, shall be for the benefit of AD Pharma provided AD Pharma shall pay Acura the same royalty on the excess as it is required to pay on Net Sales. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue, relating to the LIMITx™ Patent Rights, or dedication to the public, admission of invalidity or unenforceability, or abandonment of any LIMITx™ Patent Rights.

7.4              Notice by AD Pharma of Intent to Assert; Acura’s Right to Assert.

(a)	No later than five (5) business days after learning or being notified of any possible infringement by a Third Party of the LIMITx™ Patent Rights, which infringement may reasonably be expected to affect the commercialization of a Product or Line Extension, AD Pharma shall provide written notice to Acura as to whether AD Pharma will exercise its rights conferred in Section 7.3.

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(b)	If AD Pharma does not provide Acura with such written notice within twenty (20) business days or within such time provides notice to Acura electing not to exercise its rights conferred in Section 7.3, then at any time Acura may, but shall not be obligated, to provide AD Pharma written notice as to whether Acura will take steps to eliminate or minimize the consequences of such possible infringement to the commercialization of the Product or Product Line Extension.

(c)	If Acura elects, pursuant to Section 7.4(b), to take steps to eliminate or minimize the consequences of such possible infringement to the commercialization of a Product or Product Line Extension, the following shall apply: Acura shall have the exclusive right, at Acura’s own cost and expense, to take such steps as it shall determine, including legal action, to eliminate or minimize the consequences of such possible infringement to the commercialization of the Product or Product Line Extension. Acura shall be entitled to any judgement or settlement relating to such action. AD Pharma agrees to join as a named party and cooperate, upon reasonable request of Acura and at Acura’s cost and expense, in any such steps or legal proceeding.

7.5              Third Party Challenges to LIMITx™ Patent Rights. Notwithstanding Section 7.3, each of AD Pharma and Acura shall notify the other Party no later than five (5) business days after receiving a Paragraph IV Certification, an Inter Parties or Post Grant review petition, or any other challenge that a LIMITx™ Patent Right is invalid or unenforceable, if such LIMITx™ Patent Right claims the Product or Product Line Extension, or the manufacture, or use thereof. AD Pharma has the right (after consultation with Acura), but not the obligation, at AD Pharma's own cost, to exclusively pursue any negotiations with such Third Party and exclusively control the enforcement or defense of any legal proceeding regarding such challenge. Acura agrees to cooperate, upon reasonable request of AD Pharma and at AD Pharma's cost, in such negotiations or legal proceeding. All proceeds realized upon any judgement or settlement in AD Pharma's favor regarding such negotiations or legal proceeding, net of direct out-of-pocket expenses of the Parties relating thereto, shall be for the benefit of AD Pharma, provided AD Pharma shall pay Acura the same royalty on the excess as it is required to pay on Net Sales. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue, relating to the LIMITx™ Patent Rights, or dedication to the public, admission of invalidity or unenforceability, or abandonment of the LIMITx™ Patent Rights.

7.6              Notice by AD Pharma to Defend; Acura’s Right to Defend.

(a)	Notwithstanding Section 7.4, no later than five (5) business days after AD Pharma learns of a Paragraph IV Certification, an Inter Parties or Post Grant review petition, or any other challenge that an LIMITx™ Patent Right is invalid or unenforceable, which LIMITx™ Patent Right claims a Product or Product Line Extension, or the manufacture, or use thereof, AD Pharma shall provide written notice to Acura as to whether AD Pharma will exercise its rights conferred in Section 7.5.

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(b)	If AD Pharma does not provide Acura with such written notice within its ten (10) business day period of Section 7.6(a) or within such time provided notice to Acura electing not to exercise its rights conferred in Section 7.5, then Acura may at its option, but shall not be obligated to, notify AD Pharma in writing at any time thereafter whether Acura will undertake the enforcement or defense of any legal proceeding.

(c)	If Acura undertakes such defense or enforcement pursuant to Section 7.6(b), the following paragraph shall apply: Acura shall be entitled, at Acura’s own cost and expense, to exclusively pursue any negotiations with such Third Party and exclusively control the enforcement or defense of any legal proceeding regarding such challenge. If Acura undertakes the defense or enforcement, Acura shall be entitled to any judgement or settlement relating to such action. AD Pharma agrees to join as a named party and cooperate, upon reasonable request of Acura and at AD Pharma's cost and expense, in any such steps or legal proceeding. Notwithstanding the foregoing, AD Pharma's consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that would limit or restrict AD Pharma's rights conferred by this Agreement.

7.7              Allegations of Infringement by Third Parties.

(a)	Each of AD Pharma and Acura will forthwith notify the other Party upon learning of any allegation by a Third Party that (i) a Product or Product Line Extension may infringe Third Party intellectual property rights, or (ii) any product that includes the LIMITx™ Technology other than a Product or Product Line Extension (a “Related LIMITx™ Technology Product”) may infringe Third Party intellectual property rights and the Parties shall in that event consult with each other, including a possible defense strategy.

(b)	If the infringement allegation against a Product or Product Line Extension is due to the LIMITx™ Technology, AD Pharma has the obligation to pursue any negotiations with the claimant and to control the defense of any legal proceeding regarding such infringement allegation against the Product at its own cost and expense (including the cost of defense, judgments, damages and settlements) and shall indemnify and hold Acura harmless from same. Acura shall, at AD Pharma's expense, reasonably collaborate with AD Pharma and render any reasonable assistance to AD Pharma in AD Pharma's negotiations with the claimant and defense of any such legal proceeding regarding such allegation of infringement.

(c)	If the infringement allegation is against a Related LIMITx™ Technology Product, Acura reserves the limited right to negotiate with the claimant solely in its own name and on its own behalf relating to the Related LIMITx™ Technology Product and defend only itself in any legal proceeding regarding such allegation of infringement as it may relate to the Related LIMITx™ Technology Product at its own cost and expense (including the cost of defense, judgments, damages, and settlements). AD Pharma shall, at AD Pharma's expense, reasonably collaborate with Acura and render any reasonable assistance to Acura in Acura’s negotiations with the claimant and Acura’s defense of any legal proceeding regarding such allegation of infringement as it may relate to the Related LIMITx™ Technology Product. If Acura elects to undertake negotiation or defense pursuant to this section, Acura is neither authorized nor obligated to negotiate on behalf of or defend AD Pharma.

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7.8              Settlement of Allegations of Infringement. For purposes of Sections 7.7 and 7.8, the Party negotiating with the claimant or defending the legal proceeding is referred to as the “Defending Party” and the other Party is referred to as the “non-Defending Party.” The Defending Party shall have the right to exclusively control and manage such claim of infringement (including without limitation, control over the settlement of such action), provided, however, that any such settlement shall also release the non-Defending Party from the claims relating to the claim of infringement (provided that the non-Defending Party executes a mutual release in favor of the party releasing the non-Defending Party). The written consent of the non-Defending Party to the settlement is required if the settlement obligates the non-Defending Party to take or forgo any action (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license, covenant not to sue relating to, dedication to the public, admission of non-infringement, invalidity or unenforceability or abandonment of Acura’s Intellectual Property Rights, including without limitation the LIMITx™ Technology, and AD Pharma's consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that that would limit or restrict the ability of AD Pharma to have made, use, offer for sale, sell or otherwise commercialize the Product or Product Line Extension in the Field in the Territory

Article VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1              Cooperation. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

8.2              Mutual Representations, Warranties and covenants. Each Party represents and warrants that

(i)	it has the full right, power and authority to enter into this Agreement;

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(ii)	that entering into and performing its obligations set forth in this Agreement does not conflict with any other agreement to which it is a party;

(iii)	as at the Effective Date, there are no claims, judgments, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to such Party’s knowledge, threatened against such Party or any of its Affiliates, and neither such Party nor its Affiliates is a party to any settlement agreement, which would be reasonably expected to materially affect or restrict the ability of such Party to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement; and

(iv)	neither Party has used or shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

8.3              Acura Representations, Warranties. Acura represents and warrants that: (i) it has all rights necessary to validly grant the licenses set forth in Section 2; (ii) the Patent Rights included in the LIMITx™ Technology and set forth on Exhibit A have not expired and any maintenance fees have been paid when due or within any permitted extension; (iii) it is not subject to any court proceedings, judgment or order related to the subject matter of this Agreement; (iv) it has not received any written claim or allegation of infringement from a Third Party for the infringement of Third Party intellectual property rights based on the making, using, or selling of the Product; (v) it has not assigned and/or granted licenses, nor shall it assign and/or grant licenses, to the LIMITx™ Technology to any Third Party that would restrict or impair the rights granted hereunder, and it has not granted to anyone any rights that cover the Product or Product Line Extension in the Territory; (vi) the LIMITx™ Patent Rights are the only Patent Rights Controlled by Acura relating to Products or Product Line Extensions; (vii) to its actual knowledge the LIMITx™ Technology (a) does not infringe any valid claim in a granted patent known to Acura as of the Effective Date owned by a Third Party and (b) has not been misappropriated from a Third Party; (viii) the Nexafed® Agreement has not been terminated or cancelled; and (ix) Acura reaffirms that all Acura Representations and Warranties set forth in the Nexafed® Agreement are true and correct as of the Effective Date of this Agreement to the same degree and with the same force and effect as if they were on the date hereof.

8.4              AD Pharma’s Representations Warranties and Covenants. AD Pharma represents, warrants and covenants that (i) it shall develop, manufacture and commercialize the Product and Product Line Extension in accordance with Applicable Law and (ii) neither AD Pharma nor its Affiliates shall engage in a Patent Challenge, or knowingly assist any Third Party to engage in a Patent Challenge with respect to any of the LIMITx™ Patent Rights or intentionally or willfully infringe the LIMITx™ Patent Rights.

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8.5              Disclaimers. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article IX
TERM AND TERMINATION

9.1              Term and Expiration. The “Term” of this Agreement shall be from the Effective Date until the earlier of (i) termination of this Agreement pursuant to Section 9.2, 9.3, or 9.4, or (ii) the last to expire Royalty Term.

9.2              Termination for Breach.

Either Party may terminate the Agreement in its entirety by giving written notice of termination at any time, if the other Party fails to fulfill or breaches any material term or condition of this Agreement, and does not remedy the failure or breach within thirty (30) days of receipt of written notice specifying such failure or breach given by the other Party.

9.3              Termination for Convenience. At any time after the Effective Date, AD Pharma may terminate this Agreement in its entirety either with or without cause by providing thirty (30) days advance written notice to Acura.

9.4              Termination for Patent Challenge.

Acura will be permitted to terminate this Agreement by written notice effective upon receipt if AD Pharma or its Affiliates, directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge in a legal or administrative proceeding the validity or enforceability of, or oppose in a legal or administrative proceeding any extension of or the grant of a supplementary protection certificate with respect to (i) any Patent Rights licensed hereunder (except as a defense against a patent infringement action initiated by Acura or its Affiliates or licensees against AD Pharma or its Affiliates) (each such action, a “Patent Challenge”).

AD Pharma will include provisions in all agreements granting sublicenses of AD Pharma's rights hereunder (other than agreements with manufacturers, services providers, distributors and other agents) providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Patent Rights licensed hereunder under which the sublicensee is sublicensed, AD Pharma will be permitted to terminate such sublicense agreement. If a sublicensee of AD Pharma (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Patent Right under which such sublicensee is sublicensed (other than sublicensees that are manufacturers, services providers, distributors and other agents), then AD Pharma upon receipt of notice from Acura of such Patent Challenge will terminate the applicable sublicense agreement. If AD Pharma fails to so terminate such sublicense agreement, Acura may terminate AD Pharma's right to sublicense in the country(ies) covered by such sublicense agreement and any sublicenses previously granted in such country(ies) shall automatically terminate. In connection with such sublicense termination, AD Pharma shall cooperate with Acura’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Product and Product Line Extension in such country(ies).

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9.5              Consequences of Expiration and Termination.

9.5.1        Upon expiration of this Agreement with respect to a country, AD Pharma shall retain a non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free license to, develop, have made, sell, promote, or otherwise exploit the Product and Product Line Extension in such country. AD Pharma shall be required to at all times post-expiration of the Agreement with respect to a country either maintain the Regulatory Approvals for the Products or transfer such Regulatory Approvals and associated Regulatory Documentation back to Acura (unless Acura declines such transfer in writing).

9.5.2        Upon termination of this Agreement: (i) all of AD Pharma's licenses with respect to Acura’s trademarks and the LIMITx™ Technology shall terminate; (ii) AD Pharma's non-compete contained in Section 2.9 shall terminate immediately; and (iii) all Regulatory Approvals, Regulatory Documentation and regulatory filings shall be transferred back to Acura; (iv) AD Pharma shall transfer to Acura the trademarks associated with Products and Product Line Extensions; and (v) at Acura’s request AD Pharma and Acura shall use Commercially Reasonable Efforts to transition the commercialization of the Product; and any Product Line Extension back to Acura so that, among other things, sales of the Product and Product Line Extension are not interrupted and which may include, by way of examples, assignment of any manufacturing and supply agreements to Acura or its designee and providing sales and marketing materials, inventory reports, regulatory communication and health care provider prescribers.

Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

9.5.3        All of the Parties’ rights and obligations under Sections 2.9, 2.13, 3.2, 3.3, 3.4, 3.6, 3.8,3.9, 3.10, 3.12, 3.13 and Articles 4, 5, 6, 7, 9, and 10, shall survive termination or expiration of this Agreement (unless such Section specifically states that it shall only survive expiration but not termination, in which case it shall survive as set forth therein), and all other provisions reasonably construed to survive shall also survive termination or expiration. Where a provision specifies a survival period, such provision shall survive only during such survival period.

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Article X
MISCELLANEOUS

10.1          Dispute Resolution. AD Pharma and Acura agree to use good faith efforts to resolve any and all disputes arising out of or relating to this Agreement. If any dispute amongst the Parties remains unresolved after ten (10) business days, the chief executive officers of the Parties will meet to address the matter. If the chief executive officers cannot resolve the dispute after forty five (45) days following receipt of notice by one Party from the other of a dispute under this Agreement, then the matter shall by fully and finally resolved by arbitration. A Party that desires to arbitrate a dispute shall serve a written notice upon another requesting arbitration of a dispute pursuant to this Section 10.1. Any such arbitration shall be submitted to final and binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (the “AAA”) in accordance with this Section 10.1. The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by one (1) arbitrator mutually agreed by the Parties but if such agreement cannot be reached within ten (10) days of the commencement of the arbitration, then an arbitrator appointed by the AAA. The arbitrator shall be a person with relevant experience in the pharmaceutical industry. The arbitration proceeding shall be held as soon as practicable but in any event within ninety (90) days of appointment of the arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall render a formal, binding, non-appealable resolution and award as expeditiously as possible, but not more than forty-five (45) days after the hearing. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party. A Party may make application to the Arbitrator for the award and recovery of its fees and expenses (including reasonable attorneys’ fees). This Section 10.1 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

10.2          Rights in Bankruptcy.

10.2.1    All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 10.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other Applicable Laws. The non-Bankrupt Party may perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

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(b)       The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)       Any intellectual property provided pursuant to the provisions of this Section 10.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

10.3          No Set-off. Except as expressly set forth in this Agreement, neither Party may set-off or recoup against a payment owed to the other Party, without the consent of the other Party.

10.4          Waivers; Amendment. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect. No item or provision of this Agreement may be altered, amended or waived except by a writing signed by both Parties.

10.5          Assignment. Neither Party shall assign any of its rights or obligations under this Agreement, in whole or in part to any person, firm, partnership, or other entity, except to an Affiliate, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, a Party may assign this Agreement in connection with (i) the transfer of all or substantially all of its assets or its LIMITx™ Technology assets (by merger, sale of assets or otherwise) to the transferee thereof or (ii) the sale of its line of business to which this Agreement relates; provided in each instance the transferee agrees to be bound by all obligations of the transferring Party to the other Party hereunder.

10.6          Covenant of Further Assurances. AD Pharma and Acura covenant and agree that subsequent to the execution and delivery of this Agreement and without any additional consideration, each of AD Pharma and Acura shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

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10.7          Headings. The heading of the Articles and Sections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

10.8          Governing Law. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements executed and performed solely in New York, without regard to choice-of-law principles thereof.

10.9          Severability. The provisions of this Agreement shall be deemed separate. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, except in cases where such unenforceable provision is a basic prerequisite of any Party or both Parties to enter into this Agreement. The Parties shall in such an instance use their best efforts to replace the unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.10      Entire Agreement. This Agreement including all Exhibits and Schedules attached hereto constitutes the entire Agreement between AD Pharma and Acura with respect to the subject matter addressed herein and this Agreement supersedes all prior understandings and agreements, whether oral or written, between the AD Pharma and Acura with respect thereto. Any amendment to any provisions set forth in the Agreement must be in writing, signed by both AD Pharma and Acura and specifically state that it is an amendment.

10.11      Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and of equal force and effect, but all of which taken together shall constitute one and the same instrument. A facsimile, digital, PDF, e-mail or other electronic copy hereof shall suffice as an original Agreement.

10.12      Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

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IN WITNESS WHEREOF, AD Pharma and Acura have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ACURA PHARMACEUTICALS, INC.		ABUSE DETERRENT PHARMA, LLC

By:	/s/ Robert B. Jones	By:	/s/ John L. Schutte

Name:	Robert B. Jones	Name:	John L. Schutte

Title:	President & CEO	Title:	Manager

Date:	June 28, 2019	Date:	June 28, 2019

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SCHEDULE 1

LIMITx™ Regulatory Application Submission Timeline

The following comprise the LIMITx™ Regulatory Application Submission Timeline:

1. By July 30, 2019 or before, Acura shall identify a contract research organization (“CRO”) to prepare and test batches of the Product as needed for FDA Regulatory Approval Application of the Product. AD Pharma has the right to approve or disapprove the CRO.

2. By September 30, 2019 or before, Acura shall have entered into a CRO Agreement with the CRO identified and approved as set forth above, including a research protocol providing for preparation and testing of the Product necessary to gain timely filing acceptance by the FDA of a Regulatory Approval Application for the Product. AD Pharma has the right to approve or disapprove such Agreement and research protocol.

3. By the last day of the calendar month when the last of the monthly payments for the Maximum Pre-Regulatory Application Submission Payment has occurred, or before, Acura must gain filing acceptance by the FDA of a Regulatory Approval Application for the Product.

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Exhibit A

ACURA PHARMACEUTICALS, INC.

LIMITx™ Patent Summary as of Effective Date

Case	Patent	File/Issue/Expire	Primary Subject	Status
5018-00	US 9,101,636	F-11/27/2013 I-8/11/2015 E-11/27/2033	Drug+acid soluble cationic copolymer+buffering agent to retard release >3 tabs (buffer limited)
5018-01	US 9,320,796	F-7/2/2015 I-4/26/2016 E-11/27/2033	Drug+acid soluble cationic copolymer+buffering agent to retard release >3 tabs (polymer limited)
5018-02	US 9,662,393	F-3/18/2016 I-5/30/2017 E-11/27/2033	Drug+acid soluble+buffering agent to retard release >3 tabs (buffer limited)
5018-03	15/588,982	F-5/8/2017	Drug+acid soluble+buffer to retard release >3 tabs – Broad claims	Notice of Allowance mailed June 3, 2019

Patents and applications summarized in Exhibit A include all types of patents and applications set forth in the defined term, “Patent Rights”.

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Exhibit B

Form of Royalty Report.

ROYALTY REPORT
Quarter Reported _________________
Licensee Name:
Property:
Territory:
Address:
Contact:
Phone Number:
Fax Number:
CURRENT QUARTER
Less:
Territory or Territories	Gross Sales	Deductions/ Returns*	Discounts	Net Sales	Royalty Rate %	Royalty
	$ -	$ -	$ -	$ -%		$ -
	$ -	$ -	$ -	$ -%		$ -
	$ -	$ -	$ -	$ -%		$ -
Total	$ -	$ -	$ -	$ -%		$ -

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Exhibit C

Acura Pharmaceuticals Licenses LIMITx™ LTX-03

Agreement Provides For Completion of Development and Commercialization

Transaction Valued at up to $21.3 Million, not including Royalties

PALATINE, IL, July 1, 2019: Acura Pharmaceuticals, Inc. (OTC Pink: ACUR) today announced a License, Development and Commercialization Agreement (the "Agreement") with Abuse Deterrent Pharmaceuticals, LLC (“AD Pharma”), a special purpose company representing a consortium of investors that will finance Acura’s operations and completion of development of LTX-03 (hydrocodone bitartrate with acetaminophen) immediate-release tablets utilizing Acura’s patented LIMITx™ technology which addresses the consequences of excess oral administration of opioid tablets, the most prevalent route of opioid overdose and abuse. AD Pharma retains commercialization rights from which Acura will receive royalties and potential sales related milestones.

LTX-03 (hydrocodone with acetaminophen)

Recent reports suggest growing numbers of legitimate pain patients are going undertreated as they can no longer find doctors willing to treat them due to new prescribing guidelines associated with the opioid epidemic. Suicide is increasingly seen as the only remedy for some of these patients through opioid overdose. Our goal with LIMITx is to develop a treatment for effective pain relief at a one or two tablet dose while providing overdose protection by limiting high peak levels of drug in the bloodstream (Cmax) that can lead to respiratory depression and death when more than the recommended dose is ingested. LIMITx works by neutralizing stomach acid with buffering ingredients as increasing numbers of tablets are swallowed thereby reducing the stomach acid available to cause the release and subsequent systemic absorption of the active ingredient from micro-particles contained in the LIMITx tablets. In a human clinical study, formulations of LTX-03 demonstrated, under fasted conditions, analgesic levels of hydrocodone in the blood when taken at a recommended one or two tablet dose but reduced the maximum blood level (Cmax) up to 34% when subjects were exposed to higher buffer ingredient levels. Hydrocodone with acetaminophen remains the single largest prescribed opioid in the U.S. with excess oral ingestion as the most prevalent method of misuse. Clinical studies with hydromorphone (LTX-04) demonstrated reductions in Cmax of up to 65% when up to 8 tablets were ingested. Analysis of forensic data associated with hydrocodone overdose death suggests a typical consumption of approximately 16 immediate-release tablets, well within the number of tablets in an average filled opioid prescription. The Company intends to demonstrate that a meaningful reduction in Cmax associated with oral overdose can mitigate the risk of respiratory depression and death. LTX-03 may offer safety advantages over existing opioid therapies consistent with the Food and Drug Administration’s (FDA) recently proposed new standards for the approval of opioid products.

Financial Terms

The Agreement grants AD Pharma exclusive commercialization rights in the United States to LTX-03. Financial arrangements include:

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•	Monthly license payments by AD Pharma of $350,000 up to the earlier of 18 months or FDA’s acceptance of a New Drug Application (“NDA”) for LTX-03;
•	Reimbursement by AP Pharma of Acura’s LTX-03 outside development expenses;
•	A $6 million loan which consolidates $5.25 million in prior loans from Mr. John Schutte plus an additional $750 thousand loan upon execution of the Agreement. Terms of the consolidated loan are amended to provide for a July 1, 2023 maturity date, interest at 7.5% with all payments of principle and interest deferred to maturity, conversion rights into Acura common stock at $0.16, the issuance of a warrant to AD Pharma to purchase 10 million shares of the Company’s common stock at a price of $0.01 per shares and a security interest in all Acura assets;
•	Upon commercialization of LTX-03, Acura receives stepped royalties on sales and is eligible for certain sales related milestones; and
•	Acura authorizes MainPointe to assign to AD Pharma the option and the right to add, as an Option Product to the Nexafed® Agreement, a Nexafed® 12-hour dosage (an extended-release pseudoephedrine hydrochloride product utilizing the IMPEDE® Technology in 120mg dosage strength);

AD Pharma may terminate the Agreement at any time. Additionally, if the NDA for LTX-03 is not accepted by the FDA within 18 months, AD Pharma may terminate the Agreement and take ownership of the intellectual property.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of technologies and product candidates intended to mitigate the risk of outcomes associated with product misuse. The Company has three proprietary technologies: LIMITx™, AVERSION® and IMPEDE®.

LIMITx utilizes acid neutralizing ingredients to precisely control gastric acidity that limits the release of drug from tablets and its subsequent systemic absorption when multiple tablets are ingested. LIMITx is useful with products whose side effect risks can be mitigated by limiting exposure to a drug in overdose situations.

AVERSION, used in the FDA approved drug OXAYDO® (oxycodone HCl) marketed by Egalet Corporation, utilizes polymers designed to limit the abuse of the product by nasal snorting and injection. AVERSION is also licensed to Kempharm for use in certain of their products.

IMPEDE, used in NEXAFED® (pseudoephedrine HCl) and NEXAFED® Sinus (pseudoephedrine HCl/acetaminophen) marketed by MainPointe Pharmaceuticals, utilizes polymers and other ingredients to disrupt the extraction and processing of pseudoephedrine from the tablets into methamphetamine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to:

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•	our ability to fund or obtain funding for our continuing operations, including the development of our products utilizing our LIMITx and IMPEDE technologies;
•	whether our licensees will terminate the license prior to commercialization;
•	the expected results of clinical studies relating to LTX-03, IMPEDE ER or any successor product candidate, the date by which such studies will complete and the results will be available and whether any product candidate will ultimately receive FDA approval;
•	the ability of LTX-03 single tablets to achieve bioequivalence or to demonstrate efficacy in a clinical study;
•	whether our licensing partners will exercise their options to additional products;
•	whether LIMITx will retard the release of opioid active ingredients as dose levels increase;
•	whether the extent to which products formulated with the LIMITx technology mitigate respiratory depression risk will be determined sufficient by the FDA;
•	our and our licensee’s ability to successfully launch and commercialize our products and technologies;
•	our and our licensee’s ability to obtain necessary regulatory approvals and commercialize products utilizing our technologies;
•	the market acceptance of, timing of commercial launch and competitive environment for any of our products;
•	our ability to develop and enter into additional license agreements for our product candidates using our technologies;
•	the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties;
•	the ability of our patents to protect our products from generic competition and our ability to protect and enforce our patent rights in any paragraph IV patent infringement litigation;
•	the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support an NDA and FDA approval of our product candidates;
•	changes in regulatory requirements;
•	adverse safety findings relating to our commercialized products or product candidates in development;
•	whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications and whether we will be able to promote the features of our technologies; and
•	whether our product candidates will ultimately perform as intended in commercial settings.

In some cases, you can identify forward- looking statements by terms such as "may," “will”, "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," “indicates”, "projects," “predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

***** Portions of this information have been redacted pursuant to Reg S-K, items 601(b)(10)

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Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

***** Portions of this information have been redacted pursuant to Reg S-K, items 601(b)(10)

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